Exhibit 99.1

Verra Mobility Announces Third Quarter Financial Results

•
Total revenue of $197.7 million
•
Net income of $24.6 million
•
Generated cash flows from operations of $52.4 million
•
Expected financial performance at the higher end of most recent guidance ranges

Mesa, AZ, November 2, 2022 – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the quarter ended September 30, 2022.

“We delivered an outstanding third quarter, highlighted by strong revenue and adjusted EBITDA growth and solid free cash flow generation,” said David Roberts, President and CEO, Verra Mobility. “We are benefitting from several macro trends, including continued robust travel demand by consumers and businesses as well as strong and growing interest in automated enforcement for road safety and increased traffic flow. We are poised to close out 2022 on a high note and are excited to start 2023 with strong operating momentum across our three business units.”

Third Quarter 2022 Financial Highlights

•
Revenue: Total revenue for the third quarter of 2022 was $197.7 million, an increase of 22% compared to $162.1 million for the third quarter of 2021. Service revenue growth was 27% due to increases in travel volume and related tolling activity in the Commercial Services segment which grew 11%, and the growth in our Government Solutions segment, which increased 20% and was driven by the school zone speed expansion. The remaining increase of $17.1 million in service revenue was contributed by T2 Systems.
•
Net income: Net income for the third quarter of 2022 was $24.6 million, or $0.15 per share based on 158.3 million diluted weighted average shares outstanding. Net income for the comparable 2021 period was $27.3 million, or $0.14 per share, based on 165.4 million diluted weighted average shares outstanding.
•
Adjusted Earnings Per Share (EPS): Adjusted EPS for the third quarter of 2022 was $0.27 per share compared to $0.26 per share for the third quarter of 2021.
•
Adjusted EBITDA: Adjusted EBITDA was $90.9 million for the third quarter of 2022 compared to $82.1 million for the same period last year. Adjusted EBITDA margin was 46% of total revenue for 2022 and 51% for 2021.

We report our results of operations based on three operating segments:

•
Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
•
Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement related to speed, red-light, school bus and city bus lane management.
•
Parking Solutions provides an integrated suite of parking software and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

Third Quarter 2022 Segment Detail

•
The Commercial Services segment generated total revenue of $86.1 million, a 11% increase compared to $77.3 million in the same period in 2021. Segment profit was $56.4 million, a 10% increase from $51.3 million in the prior year. The increases in revenue and profit resulted from increased travel volume and related tolling activity in 2022 compared to the prior period. The segment profit margin was 65% for 2022 and 66% for 2021.
•
The Government Solutions segment generated total revenue of $89.7 million, a 6% increase compared to $84.8 million in the same period in 2021. The increase was mainly due to service revenue growth from the school zone speed expansion, offset by a reduction in product sales compared to the prior year. The segment profit was $30.4 million in 2022 compared to $30.7 million in the prior year. The segment profit margin was 34% for 2022 and 36% for 2021.
•
The Parking Solutions segment generated total revenue of $21.9 million with no comparable amounts in the prior year. The segment profit was $4.2 million with a profit margin of 19% for 2022.

Year-To-Date 2022 Financial Highlights

•
Revenue: Total revenue for year-to-date 2022 was $555.5 million, an increase of 46% compared to $380.6 million for year-to-date 2021. Organic service revenue growth was 29% which was mainly due to increase in travel volume and related tolling activity in the Commercial Services segment, and the organic service revenue growth in our Government Solutions segment, which was 24%, driven by the school zone speed expansion. Redflex and T2 Systems acquisitions contributed approximately $79.7 million to service revenue growth. In addition, product sales increased in 2022 by $6.7 million compared to 2021.
•
Net income: Net income for year-to-date 2022 was $64.3 million, or $0.38 per share, based on 160.4 million diluted weighted average shares outstanding. Net income for the comparable 2021 period was $22.4 million, or $0.14 per share, based on 164.8 million diluted weighted average shares outstanding.
•
Adjusted EBITDA: Adjusted EBITDA was $254.9 million for year-to-date 2022, compared to $191.0 million for year-to-date 2021. Adjusted EBITDA margin was 46% of total revenue for year-to-date 2022 and 50% for 2021.

Liquidity: As of September 30, 2022, cash and cash equivalents were $51.6 million and we generated $52.4 million and $148.8 million, respectively, in cash flows from operations for the three and nine months ended September 30, 2022.

Share Repurchases:

In May 2022, our Board of Directors authorized a share repurchase program for up to an aggregate amount of $125.0 million of our outstanding shares of Class A Common Stock over the next 12 months from time to time in open market transactions, accelerated share repurchases (“ASR”) or in privately negotiated transactions, each as permitted under applicable rules and regulations, any of which may use pre-arranged trading plans that are designed to meet the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”).

On May 12, 2022, we paid $50.0 million, which represented the amount initially authorized for an ASR, and received an initial delivery of 2,739,726 shares of our Class A Common Stock in accordance with an ASR agreement with a third-party financial institution. The final settlement occurred on August 3, 2022, at which time, we received 445,086 additional shares calculated using a volume-weighted average price over the term of the ASR agreement. In addition, we paid $6.9 million and repurchased 445,791 shares of our Class A Common Stock through open market transactions during the nine months ended September 30, 2022. During the third quarter of 2022, we discontinued open market repurchases and our Board of Directors authorized an ASR for the remaining availability under the share repurchase program. On August 19, 2022, we paid $68.1 million for a second ASR, and received an initial delivery of 3,300,000 shares of our Class A Common Stock in accordance with an ASR agreement with a third-party financial institution. The final settlement is expected to occur during the fourth quarter of 2022, at which time, a volume-weighted average price calculation over the term of the ASR agreement will be used to determine the final number and the average price of shares repurchased and retired. We paid a total of $125.0 million for share repurchases and $0.1 million for direct costs during the nine months ended September 30, 2022 using available cash on hand.

2022 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release. In addition, our acquisition of T2 Systems includes preliminary allocation of the fair values of assets acquired and liabilities assumed as of the acquisition date. Purchase price allocations are subject to change within the measurement period (up to one year from the acquisition date).

Based on our year-to-date results and our outlook for the remainder of the year, we are expecting to deliver results at the higher end of our 2022 guidance for revenue and adjusted EBITDA, as follows:

•
Total revenue at the higher end of the previously guided range of $720 million to $740 million
•
Adjusted EBITDA at the higher end of the previously guided range of $325 million to $335 million

Conference Call Details

Date: November 2, 2022

Time: 5:00 p.m. Eastern Time

U.S. and Canadian Callers Dial-in: 1-800-289-0438

Outside of U.S. and Canada Dial-in: 1-323-794-2423 for international callers with conference ID 3600914

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

An audio replay of the call will also be available until 11:59 p.m. ET on November 16, 2022, by dialing 1-844-512-2921 for the U.S. or Canada, and 1-412-317-6671 for international callers and entering passcode 3600914. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. The Company sits at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. The Company also solves complex payment, utilization and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra Mobility operates in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Examples of forward-looking statements include, among others, statements regarding the benefits of our strategic acquisitions, changes in the market for our products and services, expected operating results, such as revenue growth, expansion plans and opportunities, and earnings guidance related to 2022 financial and operational metrics. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to: (1) the disruption to our business and results of operations as a result of the COVID-19 pandemic; (2) customer concentration in our Commercial Services and Government Solutions segments; (3) decreases in the prevalence of automated and other similar methods of photo enforcement, parking solutions or the use of tolling; (4) risks and uncertainties related to our government contracts, including but not limited to administrative hurdles, legislative changes, termination rights, audits and investigations; (5) decreased interest in outsourcing from our customers; (6) our ability to properly perform under our contracts and otherwise satisfy our customers; (7) our ability to compete in a highly competitive and rapidly evolving market; (8) our ability to keep up with technological developments and changing customer preferences; (9) the success of our new products and changes to existing products and services; (10) our ability to successfully integrate our recent or future acquisitions; (11) failures in or breaches of our networks or systems, including as a result of cyber-attacks; and (12) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the “SEC”) by Verra Mobility. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS and Adjusted EBITDA Margin are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA included in our 2022 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use these non-GAAP financial metrics to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share or other consolidated income or cash flow data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define EBITDA as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA further excludes certain non-cash expenses and other transactions that management believes are not indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities.

Free Cash Flow

We define “Free Cash Flow” as cash flow from operations less capital expenditures.

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands, except per share data)	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$51,576	$101,283
Restricted cash	4,053	3,149
Accounts receivable (net of allowance for credit losses of $17.7 million and $12.1 million at September 30, 2022 and December 31, 2021, respectively)	175,153	160,979
Unbilled receivables	32,784	29,109
Inventory, net	17,922	12,093
Prepaid expenses and other current assets	35,955	41,456
Total current assets	317,443	348,069
Installation and service parts, net	19,024	13,332
Property and equipment, net	105,268	96,066
Operating lease assets	36,399	38,862
Intangible assets, net	399,992	487,299
Goodwill	827,694	838,867
Other non-current assets	12,513	14,561
Total assets	$1,718,333	$1,837,056
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$69,135	$67,556
Deferred revenue	32,758	27,141
Accrued liabilities	45,068	38,435
Tax receivable agreement liability, current portion	5,107	5,107
Current portion of long-term debt	9,019	36,952
Total current liabilities	161,087	175,191
Long-term debt, net of current portion	1,204,006	1,206,802
Operating lease liabilities, net of current portion	32,692	34,984
Tax receivable agreement liability, net of current portion	55,650	56,615
Private placement warrant liabilities	33,333	38,466
Asset retirement obligation	12,687	11,824
Deferred tax liabilities, net	18,635	47,524
Other long-term liabilities	5,352	5,686
Total liabilities	1,523,442	1,577,092
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	15	16
Common stock contingent consideration	36,575	36,575
Additional paid-in capital	307,471	309,883
Accumulated deficit	(128,236)	(81,416)
Accumulated other comprehensive loss	(20,934)	(5,094)
Total stockholders' equity	194,891	259,964
Total liabilities and stockholders' equity	$1,718,333	$1,837,056

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
($ in thousands, except per share data)
Service revenue	$180,617	$141,811	$516,253	$348,000
Product sales	17,039	20,284	39,275	32,610
Total revenue	197,656	162,095	555,528	380,610
Cost of service revenue	4,144	1,412	11,636	3,624
Cost of product sales	11,317	9,391	25,638	15,562
Operating expenses	60,536	48,309	166,795	115,235
Selling, general and administrative expenses	41,126	31,580	122,913	86,252
Depreciation, amortization and (gain) loss on disposal of assets, net	35,035	29,529	105,881	84,806
Total costs and expenses	152,158	120,221	432,863	305,479
Income from operations	45,498	41,874	122,665	75,131
Interest expense, net	20,260	11,637	49,024	32,481
Change in fair value of private placement warrants	(2,267)	(5,067)	(5,133)	5,067
Tax receivable agreement liability adjustment	—	—	(965)	1,661
(Gain) loss on extinguishment of debt	(3,005)	—	(3,005)	5,334
Other income, net	(2,462)	(3,494)	(9,367)	(9,305)
Total other expenses	12,526	3,076	30,554	35,238
Income before income taxes	32,972	38,798	92,111	39,893
Income tax provision	8,396	11,492	27,854	17,510
Net income	$24,576	$27,306	$64,257	$22,383
Other comprehensive loss:
Change in foreign currency translation adjustment	(8,167)	(3,818)	(15,840)	(3,657)
Total comprehensive income	$16,409	$23,488	$48,417	$18,726
Net income per share:
Basic	$0.16	$0.17	$0.42	$0.14
Diluted	$0.15	$0.14	$0.38	$0.14
Weighted average shares outstanding:
Basic	151,429	159,358	154,067	161,334
Diluted	158,304	165,431	160,433	164,808

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,
($ in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$24,576	$27,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,079	29,529
Amortization of deferred financing costs and discounts	1,429	1,132
Change in fair value of private placement warrants	(2,267)	(5,067)
Gain on extinguishment of debt	(3,005)	—
Credit loss expense	3,856	2,853
Deferred income taxes	(1,610)	(7,852)
Stock-based compensation	4,644	3,703
Other	(136)	(19)
Changes in operating assets and liabilities:
Accounts receivable	(6,734)	37,528
Unbilled receivables	713	(3,557)
Inventory, net	(1,659)	(550)
Prepaid expenses and other assets	(526)	(3,287)
Deferred revenue	3,374	(886)
Accounts payable and other current liabilities	(3,689)	12,145
Other liabilities	(1,644)	(1,172)
Net cash provided by operating activities	52,401	91,806
Cash Flows from Investing Activities:
Purchases of installation and service parts and property and equipment	(13,203)	(7,376)
Cash proceeds from the sale of assets	68	66
Net cash used in investing activities	(13,135)	(7,310)
Cash Flows from Financing Activities:
Repayment of long-term debt	(2,254)	(1,624)
Payment of debt issuance costs	(164)	(121)
Share repurchases and retirement	(69,790)	(100,000)
Proceeds from exercise of stock options	838	21
(Payment) adjustment of employee tax withholding related to RSUs vesting	(1,433)	29
Settlement of contingent consideration	(205)	—
Net cash used in financing activities	(73,008)	(101,695)
Effect of exchange rate changes on cash and cash equivalents	(1,190)	(2,114)
Net decrease in cash, cash equivalents and restricted cash	(34,932)	(19,313)
Cash, cash equivalents and restricted cash - beginning of period	90,561	150,505
Cash, cash equivalents and restricted cash - end of period	$55,629	$131,192

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited)

	Nine Months Ended September 30,
($ in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$64,257	$22,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105,294	84,756
Amortization of deferred financing costs and discounts	4,122	3,854
Change in fair value of private placement warrants	(5,133)	5,067
Tax receivable agreement liability adjustment	(965)	1,661
(Gain) loss on extinguishment of debt	(3,005)	5,334
Credit loss expense	10,892	6,716
Deferred income taxes	(17,310)	(8,677)
Stock-based compensation	13,656	10,184
Other	624	238
Changes in operating assets and liabilities:
Accounts receivable	(25,846)	(5,442)
Unbilled receivables	(4,205)	(5,655)
Inventory, net	(9,056)	373
Prepaid expenses and other assets	8,405	(5,387)
Deferred revenue	6,291	1,260
Accounts payable and other current liabilities	(1,978)	14,336
Other liabilities	2,733	(1,717)
Net cash provided by operating activities	148,776	129,284
Cash Flows from Investing Activities:
Acquisition of business, net of cash and restricted cash acquired	—	(107,004)
Partial payment of contingent consideration	(647)	—
Purchases of installation and service parts and property and equipment	(35,927)	(15,633)
Cash proceeds from the sale of assets	140	225
Net cash used in investing activities	(36,434)	(122,412)
Cash Flows from Financing Activities:
Repayment on the revolver	(25,000)	—
Borrowings of long-term debt	—	996,750
Repayment of long-term debt	(6,764)	(882,905)
Payment of debt issuance costs	(410)	(6,628)
Payment of debt extinguishment costs	—	(1,066)
Share repurchases and retirement	(125,071)	(100,000)
Proceeds from exercise of stock options	997	108
Payment of employee tax withholding related to RSUs vesting	(3,072)	(924)
Settlement of contingent consideration	(205)	—
Net cash (used in) provided by financing activities	(159,525)	5,335
Effect of exchange rate changes on cash and cash equivalents	(1,620)	(1,907)
Net (decrease) increase in cash, cash equivalents and restricted cash	(48,803)	10,300
Cash, cash equivalents and restricted cash - beginning of period	104,432	120,892
Cash, cash equivalents and restricted cash - end of period	$55,629	$131,192

VERRA MOBILITY CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Net income	$24,576	$27,306	$64,257	$22,383
Interest expense, net	20,260	11,637	49,024	32,481
Income tax provision	8,396	11,492	27,854	17,510
Depreciation and amortization	35,079	29,529	105,294	84,756
EBITDA	88,311	79,964	246,429	157,130
Transaction and other related expenses (i)	2,968	2,678	3,457	10,110
Transformation expenses	243	773	509	1,468
Change in fair value of private placement warrants (ii)	(2,267)	(5,067)	(5,133)	5,067
Tax receivable agreement liability adjustment (iii)	—	—	(965)	1,661
(Gain) loss on extinguishment of debt (iv)	(3,005)	—	(3,005)	5,334
Stock-based compensation (v)	4,644	3,703	13,656	10,184
Adjusted EBITDA	$90,894	$82,051	$254,948	$190,954

(i)
Transaction and other related expenses incurred in 2022 primarily related to T2 Systems acquisition, an acquisition-related adjustment recognized subsequent to the measurement period and other deal costs. Transaction and other related expenses incurred in 2021 primarily related to costs associated with our Redflex acquisition and other deal costs, and certain costs for the debt offering of senior unsecured notes and refinancing the first lien term loan in March 2021.
(ii)
This consists of adjustments to the private placement warrants liability from the re-measurement to fair value at the end of each reporting period.
(iii)
The tax receivable agreement liability adjustment in 2022 is arising from lower estimated state tax rates due to changes in apportionment, whereas in 2021 it was arising from higher estimated state tax rates due to changes in statutory rates.
(iv)
The gain on extinguishment of debt in 2022 is related to the forgiveness of debt related to the Paycheck Protection Program loan assumed during the Redflex acquisition. The loss on extinguishment of debt in 2021 consists of a $4.0 million write-off of pre-existing deferred financing costs and discounts and $1.3 million of lender and third-party costs associated with the issuance of the 2021 first lien term loan.
(v)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation 2018 Equity Incentive Plan.

FREE CASH FLOW (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Net cash provided by operating activities	$52,401	$91,806	$148,776	$129,284
Purchases of installation and service parts and property and equipment	(13,203)	(7,376)	(35,927)	(15,633)
Free cash flow	$39,198	$84,430	$112,849	$113,651

ADJUSTED EPS (Unaudited)

	Three Months Ended September 30,
(In thousands, except per share data)	2022	2021
Net income	$24,576	$27,306
Amortization of intangibles	26,603	22,896
Transaction and other related expenses	2,968	2,678
Transformation expenses	243	773
Change in fair value of private placement warrants	(2,267)	(5,067)
Gain on extinguishment of debt	(3,005)	—
Stock-based compensation	4,644	3,703
Total adjustments before income tax effect	29,186	24,983
Income tax effect on adjustments (1)	(11,027)	(9,917)
Total adjustments after income tax effect	18,159	15,066
Adjusted Net Income	$42,735	$42,372

Adjusted EPS	$0.27	$0.26
Diluted weighted average shares outstanding	158,304	165,431

(1) Beginning in the third quarter of 2022, we removed the (i) change in fair value of private placement warrants and (ii) gain on extinguishment of debt from total adjustments before income tax effect prior to applying our annual estimated effective income tax rate to calculate the income tax effect on adjustments. These discrete items are being removed because they do not impact taxable income. In addition, we began using our annual estimated effective tax rate in lieu of the period-to-date effective tax rate from our consolidated statements of operations, in calculating the income tax effect on total adjustments to net income. We believe that our annual estimated effective income tax rate provides investors a more meaningful effective tax rate than our period-to-date effective tax rate, which included the discrete items named above. As a result, our revised Adjusted Net Income and Adjusted EPS for the three months ended September 30, 2021, are $42.4 million and $0.26, as compared to $44.9 million and $0.27, which were previously reported. We are not recasting the non-GAAP presentation of Adjusted Net Income or Adjusted EPS for other prior periods because the impact of the adjustment is not significant.

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com